Exhibit 10.8

June 27, 2017

Bill Wafford
c/o Vitamin Shoppe, Inc.
300 Harmon Meadow Blvd.
Secaucus, NJ 07094
Re: Offer of Employment
Dear Bill:
Vitamin Shoppe, Inc., a Delaware corporation, and Vitamin Shoppe Industries Inc., a New York Corporation (together the “Companies”) are very pleased to offer you the position of Senior Vice President, Business Development and Strategy. You will report to Colin Watts, Chief Executive Officer. Your start date will be Monday, July 31, 2017, or as otherwise mutually agreed to between you and the Companies.
Your employment will be governed by the terms of this letter and the policies and plans of the Companies as may be in effect from time to time, including without limitation, the Standards of Business Conduct, the Health Enthusiast Handbook, the Dispute Resolution Program, the Management Incentive Program, the Executive Severance Pay Policy, and the Vitamin Shoppe 2009 Equity Incentive Plan, as amended and restated effective April 6, 2012 (the “Plan”) and related agreements.
The following will outline the general terms of our employment offer:
1.Position and Duties. You will perform the duties and services assigned to you by the Companies and will have such power and authority as will reasonably be required to enable you to perform your duties hereunder; provided, however, that in exercising such power and authority and performing such duties, you will at all times be subject to the authority of the Chief Executive Officer. You will devote your full time and attention to the affairs of the Companies and to your duties on the Companies’ behalf and use your best efforts to perform your duties. You shall not be permitted to engage in outside business activities unless approved by the Companies; provided that you may engage in charitable and community activities and manage your personal investments so long as such activities do not, individually or in the aggregate, interfere with the performance of your duties to the Companies.
2.Compensation. The Companies will pay you a base salary at a bi-weekly rate of $19,230.77, which is equivalent to $500,000 on an annualized basis (the “Base Salary”). The Base Salary shall be reviewed and payable in conformity with the Companies’ customary practices for executive compensation; as such practices shall be established or modified from time to time.
3.Annual Bonus. You will be eligible to participate in the Vitamin Shoppe, Inc. Management Incentive Plan (“MIP”), with a target bonus of 45% of your eligible earnings in each fiscal year. Your 2017 MIP bonus will be determined based on your eligible earnings from your date of hire through December 30, 2017 and will be guaranteed, provided you remain employed in good standing by the Companies through the date MIP bonuses are paid out. In all other years, payment of a MIP bonus is made on an annual basis, based upon the Companies’ performance against certain targets as outlined or approved by the Board of Directors, and can be increased or decreased based on the actual results and your individual performance toward mutually acceptable objectives. Payments, if any, will usually be paid in the first quarter of the following year, and in all events on or before March 15 of such year, after appropriate approval from the Board of Directors, or the appropriate committee of the Board of Directors. You acknowledge that the Companies reserve the right to change the structure of the MIP from time to time in their sole discretion.
4.Sign-On Cash Bonus. You will receive a one-time sign-on cash bonus in the gross amount of $230,000 (“Sign-On Bonus”), less lawful deductions, payable within 30 days of your start date. Additionally, if within one (1) year after the start date, you give notice that you intend to resign your employment for any reason whatsoever, or your employment is terminated by the Companies due to violation of The Vitamin Shoppe’s Standards of Business Conduct, and/or any other policy governing the ethical performance of your job and/or any other law applicable to the ethical conduct of business, or any conduct giving rise to immediate discharge (other than performance), then you shall repay to the Company the entire amount of the Sign-On Bonus. If any of the foregoing events shall have occurred after the first year of your start date but prior the second anniversary of the start date, then you shall repay to the Company 50% of the Sign-on Bonus. You may also be liable to repay the Sign-On Bonus in the event you breach your obligation to provide advance written notice of your intent to resign your employment with the Companies as set forth in Section 12 below. The amount owed pursuant to this Section will be deducted from your last pay check(s); provided that if the amount of your Sign-On Bonus is greater than what was deducted from your paycheck(s), the remaining balance will be due in full upon 90 days from your last date of employment with the Companies.
5.Restricted Stock. Provided that there is an Annual Grant in 2018, you will be eligible to participate in the Plan. Notwithstanding, whether or not restricted stock grants are made, and, if so, the amount of such grants is determined by the Compensation Committee of the Board of Directors from time-to-time. Restricted stock grants, if awarded, are subject to the terms of the Plan and the related equity award agreements, which may include terms regarding time-based and/or performance-based vesting over a period of continued employment, and forfeiture and repayment provisions if you breach certain covenants regarding confidentiality, trade secrets, non-competition or have engaged in fraud.
6.Sign-On Equity Grant. Subject to the approval of the Compensation Committee of the Board of Directors, after your start date, and in the ordinary course of business, you will receive a one-time sign-on grant/award of equity. The one-time grant will be subject to terms and conditions of the Plan and the related equity award agreements and shall be composed as follows:

a.
Business Development Performance – You will receive restricted stock valued at $375,000 as of the grant date, which shall vest upon the satisfaction of certain business development performance metrics, which shall be set forth in the equity award agreement.

b.
Restricted Stock – You will receive restricted stock valued at $375,000 as of the grant date, which shall vest 50% on the second anniversary of the award date, and 25% on the third anniversary of the award date and 25% on the fourth anniversary of the award date.

7. Relocation. No later than July 1, 2019, you will be required to relocate within a reasonable commuting distance to the Companies’ headquarters in Secaucus, New Jersey. To assist with your relocation, the Companies will offer the following:

a.
Assistance for the reasonable transactional costs associated with your relocation from your home to a reasonable commuting distance to the Companies’ headquarters in Secaucus, New Jersey as outlined in the attached Relocation Policy. Notwithstanding anything to the contrary in the Relocation Policy or and the Employee Relocation Agreement attached thereto, you hereby acknowledge and agree that the two-year period during which you may be required to repay relocation benefits provided to you by the Companies in the event your employment ends shall be measured from the date each relocation benefit is actually provided rather your start date.

b.	Arrange and pay for temporary housing accommodations for up to 60 days. This relocation assistance is subject to the terms and conditions set forth in the Relocation Policy.
8.Paid Time Off. In 2017, you will be eligible for a prorata portion of Paid Time Off. Beginning in 2018, you will be eligible to accrue paid time off (“PTO”) based on weeks worked, up to a maximum of 27 PTO days annually. Accrual, carryover, use and forfeiture of PTO is subject to applicable policies.
9.Holidays. You will be eligible for paid holidays. The Companies observe the following holidays: Memorial Day, July 4th, Labor Day, Thanksgiving Day, Christmas Day, and New Year’s Day.
10.Reimbursement of Expenses. The Companies shall reimburse you for any and all out-of-pocket expenses reasonably incurred by you during your employment in connection with your duties and responsibilities, provided that you comply with the policies, practices and procedures of the Companies regarding expense reimbursement, including submission of expense reports, receipts or similar documentation of such expenses. All reimbursements under this Section 10 shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the calendar year following the year during which the underlying expense was incurred.
11.Other Employee Benefits. You will be eligible for additional employee benefits, including:

•
Partially subsidized health insurance, including dental, beginning on the first day of the month following one full calendar month of employment. Dependent coverage is also available. Available plans require employee contributions. To defray the cost of your COBRA premium to continue your health benefits from your former employer during the period before you become eligible for the Companies’ health insurance benefits, you will receive a one-time cash bonus in a net amount equal to your COBRA premium, less lawful deductions, payable within 30 days after you have provided the Companies evidence that you have paid such premium.

•
401(k) eligibility on the first day of the month following one full calendar month of employment.  Following one full year of employment, the Companies will match 100% of the first 3% and 50% of the next 2% of your contribution.  You will be eligible to receive the Companies match on the first day of the month following your anniversary date.

•	Company-paid basic life insurance and AD&D coverage in the amount of $500,000.

•	Company-paid Long Term Disability insurance.
Please be aware that the employee benefits offered by the Companies are subject to change from time to time.

12.Mandatory Notice Prior to Resignation and At-Will Employment. You agree that should you decide to resign your employment with the Companies at any time, you shall provide the Companies with no less than thirty (30) days prior written notice of your decision. Notwithstanding anything to the contrary in Section 4 above, should you resign your employment with the Companies at any time without providing the mandatory thirty (30) days prior written notice required herein, you shall repay the full amount of the Sign-On Bonus in full within 90 days from your last date of employment regardless of when such resignation occurs. Except as explicitly stated in this Section, your employment will be “employment-at-will,” which means it is not for any definite period of time and the terms and conditions of employment may be modified or employment may be terminated by either you or by the Companies at any time, for any reason, or for no reason. Your employment-at-will status will apply throughout your employment with the Companies and cannot be modified except by an express, written contract that is executed by the Chief Executive Officer and you.
13.Confidentiality and Restrictive Covenants. You agree that in your work for the Company, you will not use or disclose any confidential information, including trade secrets of any current or former employer or third party to whom you have any obligation of confidentiality. You further agree that you can perform your duties to the Company without reliance on any such confidential information or trade secrets of any current or former employer or third party. You agree that you will not bring onto the Company’s premises, or transmit or store using any electronic communication equipment or computer network or system of the Company, any unpublished documents or property belonging to any current or former employer or third party to whom you have any obligation of confidentiality, including any documents or property containing confidential information or trade secrets. You represent and agree that in connection with your anticipated employment with the Company, including during your discussions with the Company, you (i) have not breached any restrictive covenant agreement to which you are bound, and (ii) have complied with all of your fiduciary obligations to any current or former employer or third party to whom you have any such obligations.
14.Intellectual Property. You acknowledge and agree that all writings, inventions, improvements, processes, procedures, programs, techniques and other data and information that are furnished to you by the Companies or that you design, generate or develop within the scope of your employment with the Companies or related to the business of the Companies, whether on the Companies’ property or otherwise, whether alone or with others, are and will remain the sole and confidential property of the Companies. You specifically agree that all materials that you design, generate or develop within the scope of your employment with the Companies, related to the business of the Companies or using any confidential or proprietary information of the Companies will be considered “works made for hire” under applicable law and that all such material will be owned exclusively by the Companies. You hereby assign and transfer to the Companies all right, title and interest that you may have in and to such materials under patent, copyright, trade secret, trademark and other applicable laws.
15.Key Man Life Insurance. The Companies may apply for and obtain and maintain a “Key Man” life insurance policy in your name in such amount as the Companies may determine, the beneficiary of which shall be the Companies. You agree to submit to physical examinations and answer reasonable questions in connection with the application for and, if obtained, the maintenance of, such insurance policy.
16.General Provisions.
a.    All payments hereunder are subject to applicable federal, state and local withholding, payroll and other taxes and other deductions.

b.    This letter and the terms of your employment with the Companies shall be governed by and construed in accordance with the laws of the state of New Jersey, without giving effect to any conflict of law provisions thereof. Except as provided in the Dispute Resolution Policy, disputes hereunder shall be heard by the state or federal courts located in Hudson County, New Jersey.
c.    This letter, together with the documents referenced herein, sets forth the entire agreement and understanding between you and the Companies relating to its subject matter and supersedes all prior verbal and written discussions between us.
d.    You acknowledge that the services to be rendered by you are unique and personal. Accordingly, you may not assign any of your rights or delegate any of your duties or obligations under this letter. The Companies shall have the right to assign this letter to its successors and assigns, and the rights and obligations of the Companies under this letter shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Companies.
The Companies supports a Drug Free Work Environment. Your employment is contingent upon successful completion of a drug test. Instructions for the drug test will be provided to you. Testing must be completed within twenty-four hours of acceptance of this offer. Any questions regarding our drug policy may be directed to the Human Resources Department, which is available weekdays from 9 A.M. to 6 P.M. or by calling 201-868-5959.
The offer is also contingent on: (i) a successful background check; and (ii) your completion of Section 1 of the Form I-9 on or before the end of your first day of employment and your presentation of your original documentation verifying your work eligibility and identification on or before the third day of employment.
We look forward to our working relationship.

VITAMIN SHOPPE, INC. /s/Teresa Orth By: Name: Teresa Orth Its: SVP, HR	VITAMIN SHOPPE INDUSTRIES INC. /s/ Colin F. Watts By: Name: Colin F. Watts Its: CEO
Acceptance:
I understand and accept the terms of my employment with Vitamin Shoppe, Inc. and Vitamin Shoppe Industries Inc. as set forth herein. I understand that by accepting employment with the Companies, I agree to arbitrate any disputes arising out of my employment as set forth in the Companies’ Dispute Resolution Program, which I will be required to sign prior to beginning my employment. I further understand that my employment with the Companies is at-will, which means that either I or the Companies may terminate the employment relationship at any time, for any reason, with or without cause.
/s/ Bill Wafford      Date signed: June 28, 2017
Bill Wafford

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